Exhibit 99.1

SUPERVALU Reports Third Quarter Fiscal 2012 Results

  Remains on plan with business transformation
  Results include non-cash goodwill and intangible asset impairment charge

MINNEAPOLIS--(BUSINESS WIRE)--January 11, 2012--SUPERVALU INC. (NYSE: SVU) today reported third quarter fiscal 2012 net sales of $8.3 billion and a net loss of $750 million, or $3.54 per diluted share, including non-cash goodwill and intangible asset impairment charges of $800 million after-tax, or $3.78 per diluted share. When adjusted for the non-cash goodwill and intangible asset impairment charges, third quarter fiscal 2012 net earnings were $50 million or $0.24 per diluted share. In the third quarter of fiscal 2011, net sales were $8.7 billion and the company reported a net loss of $202 million, or $0.95 per diluted share, including charges of $252 million after-tax, or $1.19 per diluted share. These charges included non-cash goodwill and intangible asset impairment charges, store closure and exit costs as well as employee-related expenses, primarily for severance and labor buyout costs. When adjusted for these charges, third quarter fiscal 2011 net earnings were $50 million, or $0.24 per diluted share.

“SUPERVALU continued to execute on its business transformation this quarter and remains on plan with its 8 Plays to Win strategy,” said Craig Herkert, SUPERVALU’s chief executive officer and president. “Even with the ongoing difficult economic environment and pressured consumer, we continued to make progress against our plan, allowing us to invest in price to deliver everyday value and hyper local choices that meet the needs of our customers in the diverse neighborhoods we serve.”

Third Quarter Results

Third quarter retail food net sales were $6.3 billion compared to $6.6 billion last year. The change in net sales primarily reflects identical store sales of negative 2.9 percent and previously announced market exits. Total retail square footage was 63.6 million, a 1.5 percent decrease from the third quarter of fiscal 2011 primarily as a result of fiscal 2011 market exits. Excluding the impact of market exits and store closures, total retail square footage increased 1.5 percent compared to the third quarter of fiscal 2011.

Third quarter independent business net sales were $2.0 billion compared to $2.1 billion last year, a decrease of 5.4 percent, primarily attributed to Target’s transition to self-distribution and the divestiture of Total Logistic Control.

Gross profit margin for the third quarter was $1.8 billion, or 21.7 percent of net sales, compared to $1.9 billion or 21.5 percent of net sales last year. The increase in gross margin as a percent of net sales reflects the benefits of promotional effectiveness, which were partially offset by retail price investments and a higher LIFO charge.

Selling and administrative expenses in the third quarter were $1.6 billion, or 19.3 percent of net sales. This compares to $1.7 billion, or 19.9 percent last year, including $63 million in pre-tax costs related to store exit, severance and labor buyout costs. Excluding these items, last year’s selling and administrative expenses were $1.7 billion, or 19.2 percent of sales. The increase in selling and administrative expenses as a percent of net sales reflects the impact of sales deleveraging as well as increases in surplus property costs, which were partially offset by savings achieved from cost reduction initiatives. The company expects savings from cost reduction initiatives to continue.

Goodwill and intangible asset impairment charges of $907 million pre-tax were recorded in the third quarter and reflected in the retail food segment operating earnings. The non-cash impairment charges are subject to finalization of fair values, which the company expects to complete in the fourth quarter.

Third quarter retail food operating loss was $759 million. Excluding the goodwill and intangible asset impairment charges, retail food operating earnings in the third quarter were $148 million, or 2.3 percent of net sales. Last year’s retail food operating loss was $153 million and included goodwill and intangible asset impairment charges of $240 million pre-tax and $59 million in pre-tax costs related to store closure and exit, severance and labor buyout costs. When adjusted for these charges, last year’s retail food operating earnings were $146 million, or 2.2 percent of net sales.

Independent business operating earnings in the third quarter were $66 million, or 3.3 percent of sales, compared to $69 million, or 3.3 percent of sales last year. Independent business operating earnings, as a percent of sales, were impacted by the divestiture of Total Logistic Control and a higher LIFO charge offset by savings achieved from cost reduction initiatives.

Net interest expense for the third quarter was $119 million compared to $124 million last year, primarily attributed to reduced borrowing levels. The company remains in compliance with all debt covenants.

SUPERVALU’s income tax benefit was $77 million, or 9.3 percent of pre-tax loss, compared to an income tax benefit of $21 million, or 9.2 percent of pre-tax loss, in last year’s third quarter. The tax rate for the third quarter of both fiscal years reflects the impact of the impairment charges, the majority of which was not deductible for tax purposes. Excluding the impact of the impairment charges, the tax rate for the third quarter of fiscal 2012 was 37.4 percent. The tax rate for the third quarter of fiscal 2011 was 37.9 percent, excluding the impact of the impairment charges and the sale of Bristol Farms.

Diluted weighted-average shares outstanding for the third quarter were 212 million shares compared to 212 million shares last year. For the third quarter of both fiscal 2012 and 2011, diluted loss per share is computed using the basic weighted-average number of shares outstanding and excludes all outstanding stock options and restricted stock as their effect is anti-dilutive when applied to losses. As of December 2, 2011, SUPERVALU had 212 million shares outstanding.

Year-to-date net cash flows from operating activities were $518 million compared to $651 million in the prior year, primarily reflecting changes in working capital as forward-buy inventory levels increased. Year-to-date net cash flows used in investing activities were $285 million compared to $310 million last year, primarily reflecting lower capital expenditures. Year-to-date net cash flows used in financing activities were $209 million compared to $366 million last year, reflecting higher levels of forward-buy inventory.

Year-to-date capital expenditures were $412 million compared to $454 million for the same period last year.

Fiscal 2012 Guidance

SUPERVALU’s full-year earnings guidance is now a loss of $2.58 to $2.48 per diluted share on a GAAP basis. Excluding the goodwill and intangible asset impairment charges recorded in the third quarter, full-year earnings guidance is $1.20 to $1.30 per diluted share, in line with our previous GAAP guidance.

In addressing guidance, Herkert commented, "As we enter the last quarter of fiscal 2012, I am pleased to affirm our full-year adjusted earnings guidance. The tools we have implemented are beginning to improve retail execution and position us to deliver greater value to our customers in fiscal 2013."

SUPERVALU’s fiscal 2012 guidance includes the following assumptions:

  Net sales for the 52-week fiscal year are estimated to be approximately $36.1 billion;
  Identical store sales growth, excluding fuel, is projected to be approximately negative 2.5 percent to negative 3.0 percent;
  Sales in the independent business are expected to be down approximately 4.5% for fiscal 2012, primarily reflecting the divestiture of Total Logistic Control and the transition of Target Corporation to self-distribution;
  Debt reduction is estimated to be approximately $525 to $550 million;
  Capital spending is projected to be approximately $700 to $725 million, which includes 80 to 90 store remodels. Save-A-Lot will increase its store count by approximately 50 to 60 stores, including licensed locations;
  The effective tax rate is estimated to be approximately 37.4 percent in the last quarter of the fiscal year, exclusive of any impairment charge adjustment; and
  Weighted-average diluted shares are estimated to be approximately 213 million for purposes of non-GAAP earnings per share.

A conference call to review the third quarter results is scheduled for today at 9:00 a.m. (central time). This quarter, supplemental information will accompany prepared remarks and be available with the live webcast at http://www.supervaluinvestors.com. A replay of the webcast will be archived with the supplemental information on SUPERVALU's website. To access the website replay go to the “Investors” link and click on “Presentations and Webcasts.”

Comparison of GAAP to Non-GAAP Financial Measures

Non-GAAP financial measurements in this release are provided to assist in understanding the impact of certain costs. We believe that adjusting for certain costs will assist investors in making an evaluation of our performance. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with annual sales of approximately $37 billion. SUPERVALU serves customers across the United States through a network of approximately 4,300 stores composed of 1,104 traditional retail stores, including 798 in-store pharmacies; 1,309 hard-discount stores, of which 922 are operated by licensee owners; and 1,900 independent stores serviced primarily by the company’s traditional food distribution business. SUPERVALU has approximately 135,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic conditions, strategic initiatives, competition, food and drug safety issues, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self-insurance, legal and administrative proceedings, information technology, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets, accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Third Quarter Ended		Third Quarter Ended
	December 3, 2011		December 4, 2010
(In millions, except per share data)	(12 weeks)	% of net sales	(12 weeks)	% of net sales

Net sales	$8,327	100.0%	$8,673	100.0%
Cost of sales	6,518	78.3%	6,808	78.5%
Gross profit	1,809	21.7%	1,865	21.5%

Selling and administrative expenses	1,610	19.3%	1,724	19.9%
Goodwill and intangible asset impairment charges	907	10.9%	240	2.8%
Operating loss	(708)	(8.5)%	(99)	(1.1)%

Interest expense, net	119	1.4%	124	1.4%
Loss before income taxes	(827)	(9.9)%	(223)	(2.6)%
Income tax benefit	(77)	(0.9)%	(21)	(0.2)%

Net loss	$(750)	(9.0)%	$(202)	(2.3)%

Net loss per share
Basic	$(3.54)		$(0.95)
Diluted	$(3.54)		$(0.95)
Weighted average number of shares outstanding
Basic	212		212
Diluted	212		212

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Fiscal Year-to-Date Ended		Fiscal Year-to-Date Ended
	December 3, 2011		December 4, 2010
(In millions, except per share data)	(40 weeks)	% of net sales	(40 weeks)	% of net sales

Net sales	$27,869	100.0%	$28,874	100.0%
Cost of sales	21,728	78.0%	22,480	77.9%
Gross profit	6,141	22.0%	6,394	22.1%

Selling and administrative expenses	5,446	19.5%	5,749	19.9%
Goodwill and intangible asset impairment charges	907	3.3%	1,840	6.4%
Operating loss	(212)	(0.8)%	(1,195)	(4.1)%

Interest expense, net	394	1.4%	427	1.5%
Loss before income taxes	(606)	(2.2)%	(1,622)	(5.6)%
Income tax provision (benefit)	10	0.0%	(17)	(0.1)%

Net loss	$(616)	(2.2)%	$(1,605)	(5.6)%

Net loss per share
Basic	$(2.91)		$(7.58)
Diluted	$(2.91)		$(7.58)
Weighted average number of shares outstanding
Basic	212		212
Diluted	212		212

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(Unaudited)

	Third Quarter Ended	Third Quarter Ended
	December 3, 2011	December 4, 2010
(In millions)	(12 weeks)	(12 weeks)

Net sales
Retail food	$6,341	$6,573
% of total	76.1%	75.8%
Independent business (1)	1,986	2,100
% of total	23.9%	24.2%
Total net sales	$8,327	$8,673
	100.0%	100.0%

Operating earnings (loss)
Retail food (2)	$(759)	$(153)
% of sales	(12.0)%	(2.3)%
Independent business	66	69
% of sales	3.3%	3.3%
Corporate (3)	(15)	(15)
Total operating loss	(708)	(99)
% of sales	(8.5)%	(1.1)%
Interest expense, net	119	124
Loss before income taxes	(827)	(223)
Income tax benefit	(77)	(21)
Net loss	$(750)	$(202)

LIFO charge
Retail food	$19	$5
Independent business	3	1
Total	$22	$6

Depreciation and amortization
Retail food	$186	$193
Independent business	16	18
Total	$202	$211

(1) The Company's Independent business reportable segment was formerly known as Supply chain services.

(2) Retail food operating loss for the third quarter ended December 3, 2011 included $907 of goodwill and intangible asset impairment charges. Retail food operating loss for the third quarter ended December 4, 2010 included $240 of goodwill and intangible asset impairment charges and $59 of other charges primarily related to the sale or closure of non-strategic stores and certain employee-related costs.

(3) Corporate expense for the third quarter ended December 4, 2010 included $4 of employee-related costs.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(Unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
	December 3, 2011	December 4, 2010
(In millions)	(40 weeks)	(40 weeks)

Net sales
Retail food	$21,533	$22,217
% of total	77.3%	76.9%
Independent business (1)	6,336	6,657
% of total	22.7%	23.1%
Total net sales	$27,869	$28,874
	100.0%	100.0%

Operating earnings (loss)
Retail food (2)	$(363)	$(1,343)
% of sales	(1.7)%	(6.0)%
Independent business	199	217
% of sales	3.1%	3.3%
Corporate (3)	(48)	(69)
Total operating loss	(212)	(1,195)
% of sales	(0.8)%	(4.1)%
Interest expense, net	394	427
Loss before income taxes	(606)	(1,622)
Income tax provision (benefit)	10	(17)
Net loss	$(616)	$(1,605)

LIFO charge
Retail food	$49	$15
Independent business	8	3
Total	$57	$18

Depreciation and amortization
Retail food	$629	$654
Independent business	51	60
Total	$680	$714

(1) The Company's Independent business reportable segment was formerly known as Supply chain services.

(2) Retail food operating loss for the fiscal year-to-date ended December 3, 2011 included $907 of goodwill and intangible asset impairment charges. Retail food operating loss for the fiscal year-to-date ended December 4, 2010 included $1,840 of goodwill and intangible asset impairment charges and $98 of other charges primarily related to the sale or closure of non-strategic stores, the impact of the labor dispute at Shaw's and certain employee-related costs.

(3) Corporate expense for the fiscal year-to-date ended December 4, 2010 included $7 of employee-related and litigation costs.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	December 3, 2011	February 26, 2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$196	$172
Receivables, net	747	743
Inventories	2,616	2,270
Other current assets	226	235

Total current assets	3,785	3,420

Property, plant and equipment, net	6,226	6,604

Goodwill	1,306	1,984

Intangible assets, net	887	1,170

Other assets	581	580

Total assets	$12,785	$13,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,720	$2,661
Current maturities of long-term debt and capital lease obligations	396	403
Other current liabilities	643	722

Total current liabilities	3,759	3,786

Long-term debt and capital lease obligations	6,203	6,348

Other liabilities	2,078	2,284

Commitments and contingencies

Total stockholders' equity	745	1,340

Total liabilities and stockholders’ equity	$12,785	$13,758

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
	December 3, 2011	December 4, 2010
(In millions)	(40 weeks)	(40 weeks)

Cash flows from operating activities
Net loss	$(616)	$(1,605)
Adjustments to reconcile net loss to net cash provided by operating activities:
Goodwill and intangible asset impairment charges	907	1,840
Depreciation and amortization	680	714
LIFO charge	57	18
Asset impairment and other charges	10	40
Loss (gain) on sale of assets	(12)	5
Deferred income taxes	(37)	(42)
Stock-based compensation	12	12
Other	13	28
Changes in operating assets and liabilities	(496)	(359)
Net cash provided by operating activities	518	651
Cash flows from investing activities
Proceeds from sale of assets	123	137
Purchases of property, plant and equipment	(412)	(454)
Other	4	7
Net cash used in investing activities	(285)	(310)
Cash flows from financing activities
Proceeds from issuance of long-term debt	291	325
Payment of long-term debt and capital lease obligations	(437)	(627)
Dividends paid	(56)	(56)
Other	(7)	(8)
Net cash used in financing activities	(209)	(366)
Net increase (decrease) in cash and cash equivalents	24	(25)
Cash and cash equivalents at beginning of year	172	211
Cash and cash equivalents at the end of period	$196	$186

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
Kenneth Levy, 952-828-4540
kenneth.b.levy@supervalu.com
or
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com